EXHIBIT 4.1
REAL MEX RESTAURANTS, INC.,
EACH OF THE GUARANTORS PARTY HERETO
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee
SECOND SUPPLEMENTAL INDENTURE
Dated as of July 27, 2011
To
INDENTURE
Dated as of July 7, 2009

SECOND SUPPLEMENTAL INDENTURE, dated as of July 27, 2011 (this “Second Supplemental Indenture”), is entered into by and among Real Mex Restaurants, Inc., a Delaware corporation (the “Company”), the undersigned Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) under that certain Indenture, dated as of July 7, 2009, entered into by and among the parties hereto and supplemented by that certain First Supplemental Indenture, dated as of June 28, 2010 entered into by and among the parties hereto (as so supplemented, the “Indenture”). This Second Supplemental Indenture amends and supplements the Indenture as hereinafter provided. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.
W I T N E S S E T H:
WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee the Indenture, providing for the issuance of 14% Senior Secured Notes due 2013 (the “Notes”);
WHEREAS, Notes in the aggregate principal amount of $130,000,000 have been issued and are outstanding;
WHEREAS, pursuant to Section 6.04 of the Indenture, Holders of a majority in aggregate principal amount of the outstanding Notes (determined in accordance with Section 2.08 and 2.09 of the Indenture) (the “Majority Holders”) by notice to the Trustee may on behalf of the Holders of all of the Notes, waive an existing Default or Event of Default and its consequences under the Indenture, subject to specified exceptions;
WHEREAS, the Majority Holders have duly notified the Trustee of their desire to waive certain Defaults and Events of Defaults under the Indenture as hereinafter set forth and memorialize such waivers in this Supplemental Indenture;
WHEREAS, pursuant to Section 9.02 of the Indenture, with the consent of the Majority Holders, the Company and the Trustee may amend, supplement or otherwise modify the Indenture and waive any existing Default or Event of Default or compliance with any provision of the Indenture subject to specified exceptions;
WHEREAS, the Majority Holders have duly consented to and approved the waivers and amendments set forth in this Second Supplemental Indenture;
WHEREAS, the Company has delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of the Board of Directors of the Company authorizing the execution of this Second Supplemental Indenture, (ii) evidence of the written consent of the Majority Holders set forth in the immediately preceding paragraph of this Second Supplemental Indenture, and (iii) the Officer’s Certificate of the Company and an Opinion of Counsel described in Sections 7.02, 9.06 and 13.04 of the Indenture (such deliveries, the “Required Deliveries”); and

WHEREAS, in connection with this Second Supplemental Indenture, the Company and Parent are contemporaneously entering into certain amendments, consents, releases and waivers to certain of their debt facilities, including (i) the Credit Agreement, (ii) the Second Amended and Restated Credit Agreement, dated as of July 7, 2009, by and among the Company, Parent, the lenders party thereto, and the administrative agent thereunder (as amended, the “Opco Unsecured Credit Agreement”), and (iii) the Credit Agreement, dated as of July 7, 2009, by and among Parent, the lenders party thereto, and the administrative agent thereunder (the “Holdco Unsecured Credit Agreement”), together with certain other documents in connection with the foregoing.
NOW, THEREFORE, for and in consideration of the premises set forth herein, and for other good and valuable consideration (the receipt of which is hereby acknowledged), the parties hereto hereby agree as follows:
ARTICLE I
WAIVERS
SECTION 1.1. Certain Waivers. Pursuant to Section 6.04 of the Indenture, the Majority Holders have (i) duly notified the Trustee of their determination to irrevocably waive certain Defaults and Events of Default, and the consequences thereof, under the Indenture and (ii) consented to, and instructed the Trustee to definitively memorialize and evidence in this Second Supplemental Indenture, such waivers. Accordingly, as of the Effective Date (as defined in Section 3.1 below), the following Defaults and Events of Default are hereby irrevocably waived for all purposes under the Indenture:
(a) any breach or violation of the Indenture (and any resulting or existing Default or Event of Default) arising from the failure of the Company to comply with:
(i) Section 2.12 of the Indenture in connection with the Company’s failure to, within the time periods specified in Section 2.12 of the Indenture, (A) fix a subsequent special record date and payment date for the defaulted interest on the Notes, (B) notify the Trustee in writing of the amount of defaulted interest proposed to by paid on each Note and the date of the proposed payment, and (C) mail to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid, in each case with respect to the foregoing (A), (B) and (C), with respect to the payment of defaulted interest on the Notes being made by the Company on or about the time of the effectiveness of this Second Supplemental Indenture;
(ii) Clause (c) of Section 4.04 (Compliance Certificate) of the Indenture in connection with (A) the Company’s failure to make the payment of interest on the Notes due July 1, 2011 and (B) the Company’s failure to comply with the financial covenant set forth in Section 4.23 of the Indenture for the measurement period ending June 26, 2011; and
(iii) Section 4.23 of the Indenture for the measurement period ending June 26, 2011 (the “Test Date”) with respect to the Company’s failure to have on the Test Date Consolidated Cash Flow of not less than $32.0 million for the 12-month period then ended; provided, however, that such waiver shall be effective solely from the Test Date through the effectiveness of this Second Supplemental Indenture, including Section 2.6 hereof;

(b) any existing Default or Event of Default which may be deemed, or otherwise claimed, to have occurred pursuant to Section 6.01(9)(E) of the Indenture solely as a result of the Company’s failure to make the interest payment on the Notes due on July 1, 2011 on such date; and
(c) any Default or Event of Default which may or may have (1) resulted from the consummation or performance of the Second Supplemental Indenture Transactions (as defined below) or (2) resulted from any default, event of default, breach or violation of (i) the Credit Agreement , (ii) the Opco Unsecured Credit Agreement or (iii) the Holdco Unsecured Credit Agreement, in each case, existing as of the date hereof; provided that in the case of this sub-clause (c)(2), none of the holders of such indebtedness (or their respective agents) under any of the foregoing agreements takes any enforcement action in respect of any such default, event of default, breach or violation;
and, in each case, to the extent any of the foregoing breaches, violations, Defaults or Events of Default give rise to a default or event of default under the Credit Agreement, the Opco Unsecured Credit Agreement or the Holdco Unsecured Credit Agreement, including but not limited to Section 14.1(f) of the Credit Agreement, Section 7.2 of the Opco Unsecured Credit Agreement or Section 7.2 of the Holdco Unsecured Credit Agreement, any Default or Event of Default under Section 6.01 of the Indenture arising as a result of any such defaults or events of default; provided that, none of the holders of such indebtedness (or their respective agents) under any of the foregoing agreements takes any enforcement action in respect of any such default, event of default, breach or violation.
ARTICLE II
AMENDMENT TO THE INDENTURE
SECTION 2.1. Definition of Credit Agreement. Effective as of the Effective Date, pursuant to Section 9.02 of the Indenture, the definition of the term “Credit Agreement” in Section 1.01 of the Indenture is amended and restated to read as follows:
“‘Credit Agreement’ means that certain Second Amended and Restated Credit Agreement, dated January 29, 2007, as amended, restated or supplemented from time to time, by and among the Company, General Electric Capital Corporation, as administrative agent and as lender, and the other lenders party thereto from time to time, providing for (1) up to $15.0 million of revolving credit borrowings and letters of credit (which amount may be increased dollar for dollar to the extent the sum of the Last-Out Participation and the Supplemental Last-Out Participation exceeds $5.0 million; provided that the amount of such increase may not exceed $2.5 million) and (2) a separate facility for up to $25.0 million of letters of credit (which amount shall be reduced dollar for dollar to the extent the sum of the Last-Out Participation and the Supplemental Last-Out Participation exceeds $5.0 million; provided that the amount of such reduction may not exceed $2.5 million), in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.”

SECTION 2.2. Definition of Permitted Debt. Effective as of the Effective Date, pursuant to Section 9.02 of the Indenture, the definition of the term “Permitted Debt” in Section 1.01 of the Indenture is amended to change clause (1) thereof to read as follows:
“(1) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness and other obligations in respect of letters of credit, in each case, under Credit Facilities; provided that, the aggregate principal amount at any one time outstanding under such Credit Facilities shall not exceed (a) $15.0 million outstanding at any time under this clause (1) for revolving loans and letters of credit (which amount may be increased dollar for dollar to the extent the sum of the Last-Out Participation and the Supplemental Last-Out Participation exceeds $5.0 million; provided that the amount of such increase may not exceed $2.5 million) and (b) $25.0 million outstanding at any time under this clause (1) with respect to letters of credit (which amount shall be reduced dollar for dollar to the extent the sum of the Last-Out Participation and the Supplemental Last-Out Participation exceeds $5.0 million; provided that the amount of such reduction may not exceed $2.5 million) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder);”
SECTION 2.3. Certain Other Definitions. Effective as of the Effective Date, pursuant to Section 9.02 of the Indenture, Section 1.01 of the Indenture is amended to insert in alphanumeric order the following definitions:
“‘Holdco Unsecured Credit Agreement’ means the Credit Agreement, dated as of July 7, 2009, by and among Parent, the lenders party thereto, and the administrative agent thereunder as supplemented, modified, amended and amended and restated from time to time.”
“‘Last-Out Participation” means the $5.0 million ‘Last-Out Participation’ as defined in the Last-Out Loan Participation Agreement.
“‘Last-Out Loan Participation Agreement’ means the Last-Out Loan Participation Agreement, dated as of the date of the Second Supplemental Indenture, by and between Sun Cantinas Finance, LLC and GE Franchise Finance Commercial LLC, as in effect on the date of the Second Supplemental Indenture.
“‘Opco Unsecured Credit Agreement’ means the Second Amended and Restated Credit Agreement, dated as of July 7, 2009, by and among the Company, Parent, the lenders party thereto, and the administrative agent thereunder, as supplemented, modified, amended and amended and restated from time to time.”

“‘Second Supplemental Indenture’ means that certain Second Supplemental Indenture, dated as of July 27, 2011, entered into by and among the Company, the Guarantors and the Trustee.”
“‘Second Supplemental Indenture Transactions’ means the transactions and other actions and matters contemplated by (i) the Second Supplemental Indenture, (ii) the Term Sheet attached as Annex A to the Second Supplemental Indenture and (iii) the Transaction Checklist attached as Annex B to the Second Supplemental Indenture, including, without limitation, the payment of all fees, costs and expenses due and payable to all lenders, agents and trustees (and their respective counsel) in connection with the foregoing”
“‘Supplemental Last-Out Participation’ has the meaning assigned to such term in the Last-Out Loan Participation Agreement.”
SECTION 2.4. Incurrence of Indebtedness and Issuance of Preferred Stock. Effective as of the Effective Date, pursuant to Section 9.02 of the Indenture, Section 4.09(b) of the Indenture is amended by deleting the period at the end of such Section and inserting a semicolon in its place and by adding immediately thereafter:
“provided, further, however, that the foregoing shall not apply to the incurrence of Indebtedness pursuant to the Last-Out Participation or the Supplemental Last-Out Participation.”
SECTION 2.5. Transactions with Affiliates. Effective as of the Effective Date, pursuant to Section 9.02 of the Indenture, Section 4.11(b) of the Indenture is amended by (i) deleting the word “and” at the end of clause (7) thereof, (ii) deleting the period at the end of clause (8) thereof and inserting “; and” in its place and (iii) adding the following immediately thereafter:
“(9) the Last-Out Participation and the Supplemental Last-Out Participation.”
SECTION 2.6. Minimum Consolidated Cash Flow. Effective as of the Effective Date, pursuant to Section 9.02 of the Indenture, Section 4.23 of the Indenture is amended and restated to read in its entirety as follows:
“Section 4.23 Minimum Consolidated Cash Flow. The Company will have beginning on June 30, 2009, and as tested at the end of each fiscal quarter thereafter, Consolidated Cash Flow for the 12-month period then ended of not less than $32,0 million, provided, however, that for the measurement period ending on June 26, 2011, the Company will have Consolidated Cash Flow of not less than $26.5 million.”

SECTION 2.7. Events of Default. Effective as of the Effective Date, pursuant to Section 9.02 of the Indenture, the penultimate paragraph of Section 6.01 of the Indenture is amended by (a) deleting the word “or” at the end of clause (10), (b) deleting the period at the end of clause (11) thereof and inserting “; or” in its place, and (c) by adding new clauses (12), (13) and (14), which shall read as follows:
“(12) failure by the Company to submit to the Trustee and the beneficial holders of a majority in aggregate principal amount of the outstanding Notes (which delivery may be made through counsel to such holders) on or prior to September 15, 2011, a reasonably detailed proposal to restructure the Company’s material debt arrangements (the “Comprehensive Restructuring Plan”), accompanied by an Officers’ Certificate certifying that such Comprehensive Restructuring Plan was prepared on a reasonable basis and in good faith and is based on assumptions believed by the Company to be reasonable at the time made and from the best information then reasonably available to the Company;
(13) (i) failure by (a) the Company, (b) the beneficial holders of a majority in aggregate principal amount of the outstanding Notes, (c) the majority lenders under the Credit Agreement and (d) a majority of the holders of Parent common equity interests to negotiate and execute a binding restructuring term sheet, plan support agreement, lock-up agreement or similar agreement containing the substance of the Comprehensive Restructuring Plan or another plan with respect to the Company’s material debt arrangements on or prior to October 31, 2011 (any such agreement, a ‘Plan Agreement’) (it being understood and agreed that each beneficial holder whose signature is required in order to satisfy the requirements of clause (i) of this Section 6.01(13) shall have the right to determine, in its sole discretion, whether or not to execute any such proposed Plan Agreement) or (ii) following the execution of a Plan Agreement, failure by the Company to comply in all material respects with the terms of the Plan Agreement, or to otherwise implement in all material respects the Plan Agreement in accordance with the terms thereof, which failure, in the case of this clause (ii) continues and has not been cured for a period of 10 days following the Company’s receipt of written notice thereof from the Trustee or the beneficial holders of a majority in aggregate principal amount of the outstanding Notes; or
(14) failure by the Company to make any payment required by (i) the Letter Agreement, dated as of July 27, 2011, by and between the Company and Schulte Roth & Zabel LLP (as amended, the “SRZ Fee Agreement”), including without limitation, the provisions of the second paragraph thereof, or (ii) the Bondholder Agreement, dated as of July 27, 2011, by and among the Company and the beneficial holders of a majority in aggregate principal amount of the outstanding Notes (the “Bondholder Agreement”) (including, without limitation, any obligation of the Company to pay the reasonable fees and expenses of the financial advisors to the Consenting Holders (as defined therein)), which failure continues and has not been cured for a period of 3 Business Days following the Company’s receipt of written notice thereof.”

SECTION 2.8. Acceleration. Effective as of the Effective Date, pursuant to Section 9.02 of the Indenture, the last sentence of the first paragraph of Section 6.02 of the Indenture is amended and restated to read as follows:
“If any other Event of Default occurs and is continuing the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the Notes to due and payable immediately; provided, however, that, notwithstanding anything to the contrary in the Notes, during the period beginning on the Effective Date (as defined in the Second Supplemental Indenture) and ending at 11:59 p.m. New York City time on October 31, 2011, the consent of the Holders of at least 35% in aggregate principal amount of the then outstanding Notes shall be required to declare all the Notes to be due and payable immediately.”
SECTION 2.9. Limitation on Suits. Effective as of the Effective Date, pursuant to Section 9.02 of the Indenture, clause (2) of Section 6.06 of the Indenture is amended and restated to read as follows:
“(2) Notwithstanding anything to the contrary in the Notes, during the period beginning on Effective Date (as defined in the Second Supplemental Indenture) and ending at 11:59 p.m. New York City time on October 31, 2011, Holders of at least 35% in aggregate principal amount of the then outstanding Notes, and at all other times Holders of at least 25% in aggregate principal amount of the then outstanding Notes, make a written request to the Trustee to pursue the remedy;”
SECTION 2.10. Certain Other Matters. Effective as of the Effective Date, pursuant to Section 9.02 of the Indenture, a new Section entitled “Section 13.14” is inserted immediately following Section 13.13 of the Indenture. Such new Section 13.14 shall read as follows:
“SECTION 13.14. Certain Other Matters. Notwithstanding anything else to the contrary contained herein, neither the Trustee nor any Holder shall have the right to declare a Default or Event of Default or exercise any remedies hereunder in respect of the performance or consummation of the Second Supplemental Indenture Transactions, it being understood and agreed that no such performance or consummation shall be considered a Default or Event of Default for any purpose hereunder.”
ARTICLE III
CONDITIONS TO EFFECTIVENESS
SECTION 3.1. Effectiveness of Second Supplemental Indenture. This Second Supplemental Indenture shall be deemed to be effective on the date (such date, the “Effective Date”) when each of the following conditions is satisfied:
(a) the Trustee and the Company have executed this Second Supplemental Indenture, following delivery of the Required Deliveries to the Trustee;

(b) the Trustee shall have received the defaulted interest payment due from the Company in respect of the interest payment due July 1, 2011; and
(c) the Trustee shall have received an Officers’ Certificate from the Company certifying that simultaneously with or prior to the effectiveness of the Second Supplemental Indenture, (i) the SRZ Fee Agreement and the Bondholder Agreement have been fully executed and all amounts invoiced thereunder as of the date of such Officers’ Certificate have been paid, (ii) the Company and the lenders under the Credit Agreement, the Opco Unsecured Credit Agreement and the Holdco Unsecured Credit Agreement have entered into and fully executed waivers and amendments, in each case, in form and substance reasonably satisfactory to the beneficial holders of a majority in aggregate principal amount of the outstanding Notes (as confirmed by an e-mail from Schulte Roth & Zabel LLC, legal advisor to such beneficial holders) (the “Transaction Waivers”), (iii) all conditions precedent to the Transaction Waivers have been satisfied or waived and (iv) attaching true and correct copies of the documents described on Schedule 1 attached hereto.
The parties agree that upon the Company making an irrevocable deposit of the payment referred to in Section 3.1(b) above with the Trustee, such payment shall thereupon be deemed to have been paid to the Holders for all purposes under the Indenture.
ARTICLE IV
GENERAL PROVISIONS
SECTION 4.1 Incorporation of Indenture. All the provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
SECTION 4.2. Successors. All covenants and agreements in this Second Supplemental Indenture by the Company and the Guarantors shall be binding upon and accrue to the benefit of their successors. All covenants and agreements in this Second Supplemental Indenture by the Trustee shall be binding upon and accrue to the benefit of its successors.
SECTION 4.3. Authorization; Enforceability. This Second Supplemental Indenture has been duly authorized, executed and delivered by the Company and the Guarantors and constitute legal, valid and binding obligations of the Company and Guarantors, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 4.4. Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.5. Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.
SECTION 4.6. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
SECTION 4.7. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
SECTION 4.8. Headings. The headings of the Articles and Sections of this Second Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.
SECTION 4.9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.
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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Second Supplemental Indenture, as of the date first written above.

REAL MEX RESTAURANTS, INC.

By:
Name:
Title:

RM RESTAURANT HOLDING CORP., as Guarantor

By:
Name:
Title:

ACAPULCO MARK CORP., as Guarantor

By:
Name:
Title:

ACAPULCO RESTAURANT OF DOWNEY, INC., as Guarantor

By:
Name:
Title:

ACAPULCO RESTAURANT OF MORENO VALLEY, INC., as Guarantor

By:
Name:
Title:

ACAPULCO RESTAURANT OF VENTURA, INC., as Guarantor

By:
Name:
Title:

ACAPULCO RESTAURANT OF WESTWOOD, INC., as Guarantor

By:
Name:
Title:

ACAPULCO RESTAURANTS, INC., as Guarantor

By:
Name:
Title:

ALA DESIGN, INC., as Guarantor

By:
Name:
Title:

CHEVYS RESTAURANTS, LLC, as Guarantor

By:
Name:
Title:

CKR ACQUISITION CORP., as Guarantor

By:
Name:
Title:

EL PASO CANTINA, INC., as Guarantor

By:
Name:
Title:

EL TORITO FRANCHISING COMPANY, as Guarantor

By:
Name:
Title:

EL TORITO RESTAURANTS, INC., as Guarantor

By:
Name:
Title:

MURRAY PACIFIC, as Guarantor

By:
Name:
Title:

REAL MEX FOODS, INC., as Guarantor

By:
Name:
Title:

TARV, INC., as Guarantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Schedule 1

Annex A
Term Sheet
See attached.

Annex B
Transaction Checklist
See attached.